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                                                                     EXHIBIT 4.7

                                     FORM OF
                  CERTIFICATE OF DESIGNATION, VOTING POWERS AND
                        RIGHTS OF SERIES A 6% CONVERTIBLE
                 PREFERRED STOCK OF VISTA ENERGY RESOURCES, INC.


         Vista Energy Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), DOES HEREBY
CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Corporation's Certificate of Incorporation, as amended, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, as amended, the Board of Directors, by written consent dated _______, ____, unanimously adopted the following resolution providing for the creation and issuance of a series of shares of the Corporation's authorized preferred stock designated as "Series A 6% Convertible Preferred Stock":

         RESOLVED, that a new series of the Corporation's authorized but unissued preferred stock be, and the same hereby is, established and designated, and that the designation and amount thereof, and the relative rights, preferences, qualifications, limitations and restrictions thereof, are as follows:


         SECTION 1. DESIGNATION, NUMBER OF SHARES AND STATED VALUE OF SERIES A PREFERRED STOCK. There is hereby authorized and established a series of the Corporation's preferred stock, par value $0.01 per share, that shall be designated as "Series A 6% Convertible Preferred Stock" ("SERIES A PREFERRED"), and the number of shares constituting such series shall be 5,000,000. Such number of shares may be increased, but not decreased, by resolution adopted by the Board of Directors of the Corporation. The "STATED VALUE" per share of Series A Preferred initially shall be equal to $_________ (which amount shall be proportionately adjusted in the case of recapitalizations, stock splits, stock dividends, combinations of shares or similar matters directly affecting the Series A Preferred).


         SECTION 2. DEFINITIONS. In addition to the definitions set forth elsewhere herein, the following terms shall have the meanings indicated:

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York, are authorized or obligated by law or executive order to close.

         "CLOSING PRICE" with respect to a particular security on any Trading Day shall mean the last reported sales price, regular way, for such security on such Trading Day, or, in case no sale takes place on such day, the average of the closing bid and ask prices, regular way, on such Trading Day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange or the New York Stock Exchange or, if not listed or admitted to trading on the American Stock Exchange or the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect




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to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, the last quoted price as reported by The Nasdaq Stock Market or such other system then in use.

         "COMMON STOCK" shall mean the common stock, par value $0.01 per share, of the Corporation.


         "CONVERSION PRICE" shall mean the conversion price per share of Common Stock into which Series A Preferred is convertible, as such conversion price may be adjusted pursuant to Section 9 hereof. The initial Conversion Price shall be $_____________.


         "JUNIOR SECURITIES" means the Common Stock or any other series of stock issued by the Corporation ranking junior to the Series A Preferred in payment of dividends or distributions or upon liquidation, dissolution or winding-up of the Corporation.

         "MARKET PRICE" per share of Common Stock as of any date shall mean (i) if the Common Stock is listed or admitted to trading on a national securities exchange or The Nasdaq Stock Market, the average of the daily Closing Prices for a period of 30 consecutive Trading Days ending on such date, or (ii) if the Common Stock is not then so listed or admitted, the fair market value per share of the Common Stock as reasonably determined by an investment banking firm mutually acceptable to the Corporation and the holders of shares of Series A Preferred.

         "ORIGINAL ISSUE DATE" shall mean the date on which shares of Series A Preferred are first issued.

         "PARITY SECURITY" means any class or series of stock issued by the Corporation ranking on a parity with the Series A Preferred in payment of dividends or distributions or upon liquidation, dissolution or winding-up of the Corporation.

         "PAYABLE-IN-KIND" or "PAID-IN-KIND" when used in reference to any dividend payable on the shares of Series A Preferred means payment of the dividend by issuance of that number of additional shares of Series A Preferred that has an aggregate Stated Value equal to the dollar amount of such dividend then payable. In lieu of any fractional share of Series A Preferred Stock to which a holder of Series A Preferred Stock would otherwise be entitled, such holder shall receive the nearest whole share of Series A Preferred Stock (i.e. if less than .5 rounded down, and if .5 or more rounded up). Shares of Series A Preferred issued as dividends Payable-in-Kind shall be duly authorized, validly issued and nonassessable and, upon issuance, shall have rights (including without limitation dividend, voting, conversion and redemption rights) identical to the outstanding shares of Series A Preferred in respect of which they are issued.


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         "PERSON" means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, or other entity or organization.

         "SENIOR SECURITIES" means any class or series of stock, or any class or series of debt or debt security convertible or exchangeable into any class or series of stock, issued by the Corporation ranking senior to the Series A Preferred in payment of dividends or distributions or upon liquidation, dissolution or winding-up of the Corporation.

         "TRADING DAY" with respect to any security means (i) if such security is listed or admitted for trading on any national securities exchange, a day on which such national securities exchange is open for trading, or (ii) if such security is not listed or admitted to trading on any national securities exchange, a Business Day.

         "UNDERLYING COMMON STOCK" means at any time, with respect to any share of Series A Preferred, the aggregate number of shares of Common Stock into which such share is then convertible pursuant to Section 9 hereof.

         SECTION 3. DIVIDENDS AND DISTRIBUTIONS.

                  (a) The holders of outstanding shares of Series A Preferred shall be entitled to receive, as and when declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, preferential quarterly dividends at the times and at the rates provided for in this Section 3. Dividends on shares of the Series A Preferred shall be cumulative and shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends.


                  (b) Dividends shall accrue on each outstanding share of Series A Preferred at the rate of six percent (6%) per annum of the Stated Value (the "DIVIDEND RATE") of such share. Dividends shall be payable quarterly, in arrears, as of the last Business Day of each December, March, June and September, commencing with ____________ (each, a "REGULAR DIVIDEND PAYMENT DATE"). Dividends shall also be payable on any Redemption Date and on the final distribution date relating to the dissolution, liquidating or winding up of the Corporation (each such date, together with each Regular Dividend Payment Date, is a "DIVIDEND PAYMENT DATE").


                  (c) Dividends on outstanding shares of Series A Preferred shall be Payable-in-Kind during the period (the "EXCLUSIVE PIK PERIOD") beginning on the Original Issue Date and ending on the earlier of (i) the Dividend Payment Date on December 31, 2001, and (ii) the liquidation, dissolution or winding up of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise). After the Exclusive PIK Period, dividends on the shares of Series A Preferred shall be Payable-in-Kind or, at the Corporation's option, payable in cash.


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                  (d) The amount of dividends payable on each Dividend Payment
         Date shall be determined by applying the Dividend Rate from but excluding the immediately preceding Dividend Payment Date (or from but excluding the date of issuance of shares of Series A Preferred, with respect to the first dividend period) to and including the Dividend Payment Date.

                  (e) Notwithstanding the foregoing or anything else herein to the contrary, however, dividends payable on any Redemption Date (as defined in Section 6(c) hereof) or the final distribution date relating to the dissolution, liquidation or winding up of the Corporation, shall be payable in cash only. If a Dividend Payment Date does not occur on a Regular Dividend Payment Date, dividends shall be calculated on the basis of the actual number of days elapsed from but excluding the immediately preceding Regular Dividend Payment Date to and including such non-Regular Dividend Payment Date. Dividends payable on the shares of Series A Preferred for any period of less than a full quarterly dividend period shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

                  (f) Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Series A Preferred as they appear on the books of the Corporation at the close of business on the 10th Business Day immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board of Directors of the Corporation in advance of a Dividend Payment Date, provided that no such record date shall be less than 10 nor more than 60 calendar days preceding such Dividend Payment Date.

                  (g) So long as any shares of Series A Preferred are outstanding:

                           (i) No dividend or other distribution shall be
                  declared or paid, or set apart for payment, on or in respect of, any Junior Securities (other than dividends or distributions payable in shares of Junior Securities or in rights to purchase Junior Securities), nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Junior Securities) unless full cumulative dividends on all outstanding shares of Series A Preferred and any Parity Securities have been or contemporaneously are declared and paid for all dividend periods terminating on or prior to the date set for payment of such dividend.

                           (ii) No dividend or other distribution, except as
                  described in the next succeeding sentence, shall be declared or paid, or set apart for payment, on or in respect of, Series A Preferred or any Parity Securities for any period unless full cumulative dividends on all outstanding shares of Series A Preferred and any Parity Securities have been or contemporaneously are declared and paid for all dividend periods terminating on or prior to the date set for payment of such dividend. When dividends are not paid in full, as aforesaid, on the shares of Series A Preferred and any Parity Securities, all dividends declared upon such Parity Securities shall be declared and paid pro rata so that the amounts of dividends per share declared and paid on the


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                  shares of Series A Preferred and such Parity Securities shall in all cases bear to each other the same ratio that unpaid dividends per share on the Series A Preferred and on such Parity Securities bear to each other.

                           (iii) No shares of Series A Preferred or any Parity
                  Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Parity Security) by the Corporation unless the full cumulative dividends on all outstanding shares of Series A Preferred shall have been or contemporaneously are declared and paid for all dividend periods terminating on or prior to the date on which such redemption, purchase or other payment is to occur.

                           (iv) No dividend or other distribution of cash or
                  debt shall be declared or paid, or set apart for payment, on or in respect of, any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any cash or debt consideration (or any money or debt paid to a sinking fund or otherwise set apart for the purchase or redemption of any Junior Securities) unless full cumulative dividends on all outstanding shares of Series A Preferred have been or contemporaneously are declared and paid in cash for all dividend periods terminating on or prior to the date set for payment of such dividend or distribution.

                           (v) No dividend or other distribution of cash or debt
                  shall be declared or paid, or set apart for payment, on or in respect of, any Parity Securities unless full cumulative dividends on all outstanding shares of Series A Preferred have been or contemporaneously are declared and paid in cash for all dividend periods terminating on or prior to the date set for payment of such dividend or distribution. No Parity Securities be redeemed, purchased or otherwise acquired for any cash or debt consideration (or any money or debt paid to a sinking fund or otherwise set apart for the purchase or redemption of any Parity Securities) unless the Series A Preferred shall have been called for redemption pursuant to
                  Section 6 hereof and the full Redemption Price (as defined in Section 6(b) hereof) shall have been or contemporaneously is paid in cash on or prior to the date set for payment of such dividend or distribution.

         SECTION 4. CERTAIN COVENANTS AND RESTRICTIONS. So long as any shares of Series A Preferred are outstanding:

                  (a) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series A Preferred as provided in Section 6 and Section 9 hereof, respectively, such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion of all outstanding shares of Series A Preferred and all other securities and instruments convertible into shares of Common Stock, and shall take all reasonable action within its power required to increase the authorized number of shares of Common Stock necessary to permit the conversion of all outstanding shares of Series A


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         Preferred and all such other securities and instruments convertible into shares of Common Stock.

                  (b) The Corporation covenants and agrees that all shares of Common Stock that may be issued upon exercise of the conversion rights of shares of Series A Preferred will, upon issuance, be duly authorized, valid issued, fully-paid and nonassessable.

                  (c) Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon payment of dividends Payable-in-Kind or conversion of the Series A Preferred, the Corporation will endeavor to comply with all federal and state securities laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery of such securities by, any governmental authority.

                  (d) The Corporation shall pay all taxes and other governmental charges (other than any income or franchise taxes), documentary stamp or similar issue or transfer taxes that may be imposed with respect to the issue or delivery of the Series A Preferred (or any other securities issued on account of the Series A Preferred pursuant hereto) or shares of Common Stock upon conversion of Series A Preferred or payment of dividends Payable-in-Kind as provided herein or otherwise. The Corporation shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the registered holder of the shares of the Series A Preferred surrendered in connection with the conversion thereof or otherwise, and, in such case, the Corporation shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid, or it has been established to the Corporation's satisfaction that no tax or other charge is due.

         SECTION 5. LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding-up of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise), whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of any Junior Securities, the holders of the shares of Series A Preferred shall be entitled to receive an amount per share in cash equal to the Stated Value per share held by them, plus an amount in cash equal to the full cumulative dividends accrued and unpaid thereon, to the date of such payment, whether or not declared. No payment on account of any such liquidation, dissolution or winding-up of the Corporation shall be paid to the holders of the shares of Series A Preferred or the holders of any Parity Securities unless there shall be paid at the same time to the holders of the shares of Series A Preferred and the holders of any Parity Securities proportionate amounts determined ratably in proportion to the full preferential amounts to which the holders of all outstanding shares of Series A Preferred and the holders of all such outstanding Parity Securities are respectively entitled with respect to such distribution (but only to the extent of such preferential amounts). For purposes of this Section 5, neither a consolidation or merger of the Corporation with one or more partnerships, corporations or other entities nor a sale, lease, exchange or transfer of all or any substantial part of the


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         Corporation's assets for cash, securities or other property shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

                  (b) After payment of the full amount of the liquidation preference to which the holders of shares of Series A Preferred are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation.

                  (c) Written notice of any liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 15 days prior to any payment date stated therein, to the holders of record of the shares of Series A Preferred at their respective addresses as the same shall appear in the records of the Corporation.

         SECTION 6. REDEMPTION. The outstanding shares of Series A Preferred are subject to redemption in accordance with the following provisions:

                  (a) Subject to the terms hereof, the Corporation may at its option elect to redeem outstanding shares of Series A Preferred, in whole or in part (pro-rata among the outstanding shares), on any Business Day if both (i) the average of the Closing Prices of the Corporation's Common Stock during any period of at least 30 consecutive Trading Days during the preceding 60 Trading Days shall have exceeded 120% of the Conversion Price, and (ii) the Closing Price per share of the Corporation's Common Stock on the Trading Day immediately preceding the day on which such notice is given shall have equaled or exceeded 110% of the Conversion Price.

                  (b) The redemption price per share for Series A Preferred (the "REDEMPTION PRICE") shall be equal to the Stated Value plus an amount equal to the aggregate dollar amount of all accrued and unpaid dividends through the Redemption Date. The Redemption Price shall be paid in cash from any source of funds legally available therefor.

                  (c) The Business Day designated by the Corporation for the redemption of shares of Series A Preferred is referred to herein as the "REDEMPTION DATE." Not less than 60 days nor more than 75 days prior to the Redemption Date, a notice specifying the time and place of such redemption shall be given by first class mail, postage prepaid, to the holders of record of the shares of Series A Preferred to be redeemed at their respective addresses as the same shall appear on the books of the Corporation (but no failure to mail such notice or any defect therein shall affect the validity of the proceedings for redemption except as to the holder to whom the Corporation has failed to mail such notice or except as to the holder whose notice was defective), calling upon each such holder of record to surrender to the Corporation on the Redemption Date at the place designated in such notice such holder's certificate or certificates representing the then outstanding shares of Series A Preferred held by such holder. Each such notice of redemption shall specify the Redemption Date, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Series A Preferred, that dividends will cease to accrue on such shares on and after


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         the Redemption Date, the then-effective Conversion Price pursuant to
         Section 9 hereof, and that the right of holders to convert shares of Series A Preferred will terminate at the close of business on the Business Day immediately preceding the Redemption Date (unless the Corporation defaults in the payment of the Redemption Price). On or after the Redemption Date, each holder of shares of Series A Preferred called for redemption shall surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the Redemption Price in the manner set forth in Section 6(b) above. If the redemption is delayed for any reason, dividends shall continue to accrue on the shares of Series A Preferred outstanding, and shall be added to and become a part of the Redemption Price of such shares, until the Redemption Price, as so adjusted, for such shares is paid in full.

                  (d) Notwithstanding the foregoing, if notice of redemption has been given pursuant to Sections 6(a) and 6(c) hereof and any holder of the Series A Preferred shall, before the close of business on the Business Day immediately preceding the Redemption Date, give notice to the Corporation pursuant to Section 9(b) hereof of the conversion of any or all of the shares to be redeemed held by that holder, then (i) the Corporation shall not have the right to redeem those shares for which the conversion notice has been given, (ii) the holder shall not be entitled to payment of the Redemption Price with respect to those shares, (iii) the conversion of those shares shall become effective as provided in Section 9 hereof, and (iv) any funds that have been deposited for the payment of the Redemption Price of those shares shall be returned to the Corporation immediately after such conversion.

         SECTION 7. SHARES TO BE RETIRED. All shares of Series A Preferred repurchased, redeemed, converted or otherwise acquired by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued (subject to the provisions of Section 8 hereof).

         SECTION 8. VOTING RIGHTS.

                  (a) Except as otherwise provided in this Section 8 or required by law or any provision of the Certificate of Incorporation of the Corporation, the holders of the shares of Series A Preferred shall vote together with the shares of Common Stock as a single class at any annual or special meeting of stockholders of the Corporation upon the following basis: each holder of shares of Series A Preferred shall be entitled to such number of votes for the shares of Series A Preferred held by such holder on the record date fixed for such meeting as shall be equal to the whole number of shares of Underlying Common Stock with respect to such shares of Series A Preferred immediately after the close of business on the record date fixed for such meeting. In all cases where the holders of separate classes or series of the Corporation's capital stock have the right to vote separately as a class, the holders of Series A Preferred shall be entitled to one vote for each such share held by them.

                  (b) For so long as any shares of Series A Preferred remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of a majority of the shares of Series A Preferred voting together as a single class, authorize, create or issue,


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         or increase the authorized or issued amount of, any class or series of stock of Senior Securities, Parity Securities or Series A Preferred (except through payment of dividends Payable-in-Kind on the Series A Preferred), or any security convertible into or exchangeable for Senior Securities or Parity Securities or reclassify or modify any Junior Securities so as to become Parity Securities or Senior Securities.

                  (c) Shares of Series A Preferred acquired by a subsidiary of the Corporation shall have no voting rights.

                  (d) For so long as any shares of Series A Preferred remain outstanding, the Corporation shall not, without the affirmative vote or consent of the majority (unless a higher percentage shall then be specified by law) of the shares of Series A Preferred voting together as a single class, merge or consolidate with or into any other Person or permit any other Person to merge with or into the Corporation, unless each share of Series A Preferred shall remain outstanding and unaffected or shall be converted into or exchanged for convertible preferred stock of the surviving entity (and, in the case of triangular mergers, with conversion rights into the common equity of the ultimate parent entity) having powers, preferences and relative participating, optional and other rights, and qualifications, limitations and restrictions thereof identical to a share of Series A Preferred, and unless the affirmative vote or consent of the holders of all the shares of Series A Preferred voting together as a single class shall have been obtained if such exchange, merger or consolidation shall result in the existence of Senior Securities or Parity Securities (treating securities issued by the surviving entity as having been issued by the Corporation) other than those previously approved pursuant to Section 8(b) hereof; provided, however, that the voting rights with respect to this Section 8(d) shall be exercisable only by the original holder of the Series A Preferred and such voting rights shall terminate on the first date on which such original holder no longer owns shares of Series A Preferred which constitute at least 14.03% of the total issued and outstanding shares of Common Stock of the Corporation (based upon the number of shares of Common Stock into which the shares of Series A Preferred are then convertible and deeming the shares of Series A Preferred to be converted into issued and outstanding shares of Common Stock for the purpose of such computation).

         SECTION 9. CONVERSION RIGHTS. Holders of shares of Series A Preferred shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

                  (a) Subject to and upon compliance with the provisions of this
         Section 9, shares of Series A Preferred shall be convertible at the option of the holder thereof into duly authorized, validly issued, fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of one share of Series A Preferred shall be determined by dividing the Stated Value of such share of Series A Preferred by the Conversion Price then in effect (i.e., prior to any adjustment of the Conversion Price, one share of Common Stock will be issued for each share of Series A Preferred surrendered for conversion). In lieu of any fractional share of Common Stock to which a holder of Series A Preferred Stock would otherwise be entitled, such holder shall receive the nearest whole share of Common Stock (i.e., if less than .5 rounded down, and if .5 or more rounded up).


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         A holder of Series A Preferred may provisionally convert any shares of
         Series A Preferred that are the subject of a pending registration with the Securities and Exchange Commission. Unless the holder states an earlier time in the conversion notice to the Corporation, a provisional conversion will be effective only as of the closing of the holder's sale of Common Stock issuable upon conversion of Series A Preferred made pursuant to such an effective registration statement (and only with respect to the shares so sold); otherwise, such shares of Series A Preferred shall be outstanding as Series A Preferred for all purposes hereunder (including accrual and payment of dividends) during any period in which a provisional conversion is pending.

                  (b) The conversion of shares of Series A Preferred may be effected by the holder thereof by the surrender of the certificate for such shares to the Corporation at the principal office of the Corporation. If the conversion is to be provisional as provided in
         Section 9(a) above, the holder shall also deliver a notice to the Corporation with a statement to that effect. If any shares of Series A Preferred are called for redemption pursuant to Section 6 hereof, such right of conversion shall cease and terminate as to the shares called for redemption at the close of business on the Business Day immediately preceding the Redemption Date, unless the Corporation shall default in the payment of the Redemption Price, in which event such conversion right shall remain in effect until full payment of the Redemption Price has been made.

                  (c) As promptly as practicable after the surrender of shares of Series A Preferred for conversion (unless the shares are surrendered in a provisional conversion as provided in Section 9(a) hereof), the Corporation shall issue and deliver or cause to be issued and delivered to the holder of such shares certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Series A Preferred have been converted in accordance with the provisions of this Section 9. In lieu of any fractional share of Common Stock to which a holder of Series A Preferred Stock would otherwise be entitled, such holder shall receive the nearest whole share of Common Stock (i.e., if less than .5 rounded down, and if .5 or more rounded up). Subject to the following provisions of this Section 9, and, except with respect to provisional conversions, such conversion shall be deemed to have been made as of the close of business on the date on which the shares of Series A Preferred shall have been surrendered for conversion in the manner herein provided, so that all rights of the holder of the shares of Series A Preferred so surrendered shall cease at such time, and the person or persons entitled to receive the shares of Common Stock upon conversion thereof shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that any such surrender (other than for provisional conversion) on any date when the stock transfer books of the Corporation are closed shall be deemed to have been made, and shall be effective to terminate the rights of the holder or holders of the shares of Series A Preferred so surrendered for conversion and to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes, at the opening of business on the next succeeding day on which such transfer books are open and such conversion shall be at the Conversion Price in effect at such time. If shares are surrendered for provisional conversion, the Corporation shall either (i) reissue certificates for the number


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

         of shares of Series A Preferred surrendered for provisional conversion, if the sale of the underlying Common Stock (as provided in Section 9(a) above) does not occur, or (ii) issue certificates for the number of shares of Common Stock into which the shares provisionally surrendered have been converted to the order of the purchaser thereof, if the sale of the underlying Common Stock (as provided in Section 9(a) above) does occur. If, following the delivery of a notice of redemption by the Corporation pursuant to Section 6 hereof, but not otherwise, a holder of shares of Series A Preferred elects to exercise its rights of conversion under this Section 9, such holders of shares of Series A Preferred who surrender their shares of Series A Preferred for conversion shall be entitled to payment in cash by the Corporation of all accrued and unpaid dividends to the date the Series A Preferred are surrendered for conversion (or deemed to have been converted, in the case of shares provisionally converted), prorated for any portion of the then current dividend period during which the Series A Preferred are surrendered for conversion, whether or not any dividend in respect of the then-current dividend period has been declared or set aside. The Corporation shall make that payment as promptly as practicable following the surrender of certificates for shares of Series A Preferred for conversion as provided herein (or following the sale of the underlying Common Stock, in the case of shares that are provisionally converted and subsequently sold as provided in Section 9(a) hereof) and, when applicable, shall accompany the certificates for Common Stock into which such shares of Series A Preferred have been converted.

                  (d) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock deliverable upon conversion of the shares of Series A Preferred, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

                  (e) The Conversion Price shall be subject to adjustment from time to time as follows:

                           (i) In case at any time the Corporation shall (A)
                  subdivide the outstanding shares of Common Stock into a greater number of shares, or (B) combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted proportionately so that the adjusted Conversion Price shall bear the same relation to the Conversion Price in effect immediately prior to such event as the total number of shares of Common Stock outstanding immediately prior to such event shall bear to the total number of shares of Common Stock outstanding immediately after such event. Such adjustment shall become effective immediately after the effective date of a subdivision or combination.

                           (ii) In case at any time the Corporation shall
                  declare, order, pay or make any dividend or other distribution to holders of the Common Stock payable in shares of Common Stock, then, in each such case, subject to Section 9(e)(v) hereof, the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of holders of any class of securities entitled to receive such dividend or distribution shall be reduced to a price (calculated to the nearest .001 of a cent) determined by multiplying such Conversion Price by a fraction:

                                    (A) the numerator of which shall be the
                           number of shares of Common Stock outstanding immediately prior to such dividend or distribution; and

                                    (B) the denominator of which shall be the
                           number of shares of Common Stock outstanding immediately after such dividend or distribution.

                  Shares of Common Stock owned by or held for the account of the Corporation shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made on the date such dividend is paid or such distribution is made and shall become effective retroactive to the record date for the determination of stockholders entitled to receive such dividend or distribution.

                           (iii) In case at any time the Corporation shall
                  declare, order, pay or make any dividend or other distribution to all holders of the Common Stock, other than a dividend payable in shares of Common Stock (including, without limitation, dividends or distributions payable in cash, evidences of indebtedness, rights, options or warrants to subscribe or purchase any Common Stock or other securities, or any other securities or other property, but excluding any rights to purchase any stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency beyond the control of the Corporation), then, and in each such case, subject to Section 9(e)(v) hereof, the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution shall be reduced to a price (calculated to the nearest .001 of a cent) determined by multiplying such Conversion Price by a fraction:

                                    (A) the numerator of which shall be the
                           Market Price per share of Common Stock in effect as of such record date or, if the Common Stock trades on an ex-dividend basis, on the Trading Day immediately prior to the date of commencement of ex-dividend trading, less the value of such dividend or distribution (as determined in good faith by the Board of Directors of the Corporation) applicable to one share of Common Stock; and

                                    (B) the denominator of which shall be such
                           Market Price per share of Common Stock as of such record date or, if the Capital Stock trades on an ex-dividend basis, on the Trading Day immediately prior to the date of commencement of ex-dividend trading.

                  Such adjustment shall be made on the date such dividend is paid or such distribution is made and shall become effective retroactive to the record date for the determination of stockholders entitled to receive such dividend or distribution. In case at any time the Corporation shall declare, order, pay or make a dividend or rights to purchase any stock or other securities that are not separable from the Common Stock except upon the occurrence of a contingency beyond the control of the Corporation, the Corporation shall make provision so that the holder of any share of Series A Preferred thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock and rights to purchase stock or other securities that such holder would have owned or have been entitled to receive after the occurrence of any of such events had the share of Series A Preferred been surrendered for conversion immediately before the occurrence of such event or the record date therefor, whichever is earlier. If any such rights are redeemed, the holder of Series A Preferred shall have the right to receive, in lieu of any such rights, any cash, property or securities paid in respect of such redemption.

                           (iv) In case at any time the Corporation issues or
                  sells any shares of Common Stock or any rights, options or warrants to subscribe for or purchase shares of Common Stock or shares having the same rights, privileges and preferences as the Common Stock ("EQUIVALENT COMMON STOCK") or securities convertible into Common Stock or equivalent common stock, at a price per share of Common Stock or equivalent common stock (or having a conversion price per share, if a security is convertible into shares of Common Stock or equivalent common stock) less than the Market Price of the Common Stock as of the date of such issue or sale, then upon such issue or sale the Conversion Price shall be reduced to such Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, (y) the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock and/or equivalent common stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Market Price and (z) the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of additional shares of Common Stock and/or equivalent common stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid in a consideration part of or all of which shall be in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the Corporation. Shares of Common Stock owned by or held for the account of the Corporation shall not be deemed outstanding for the purpose of any such computation. Such issue or sale adjustment shall be made successively upon the issuance or sale of shares of Common Stock or equivalent common stock or any rights, options or warrants to subscribe for or purchase Common Stock or equivalent common stock or securities convertible into common stock or equivalent common stock. Notwithstanding the foregoing, no adjustment of the Conversion Price pursuant to this Section 9(e)(iv) shall be made upon (A) the conversion or redemption of shares of Series A Preferred;
                  (B) the payment of any stock dividend on the Series A Preferred; (C) the issuance of options to officers, directors and employees of the Corporation and its subsidiaries to purchase shares of Common Stock, including any such options as are issued and outstanding as of the Original Issue Date, provided that, with respect to all such options, the number of shares of Common Stock that may be subject to such options shall be limited to 15% of the Corporation's fully diluted shares of Common Stock based upon securities outstanding as of the Original Issue Date; (D) the issuance and sale of Common Stock upon exercise of any rights or options referenced in the immediately preceding clause (C) or in Section 9(e)(iii) above; or (E) the issuance and sale of Common Stock in an underwritten public offering.

                           (v) If the amount of any adjustment of the Conversion
                  Price required pursuant to this Section 9(e) would be less than 1% of the Conversion Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and an adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of such Conversion Price. All calculations under this
                  Section 9(e) shall be made to the nearest .001 of a cent.

                           (vi) Except as herein otherwise expressly provided,
                  for all purposes of this Section 9(e) the term "Common Stock" shall mean the Common Stock and any shares of stock or other class of capital stock of the Corporation which is not preferred as to dividends or assets over any other class of capital stock of the Corporation and which is not subject to redemption, or which is issued to the holders of shares of Common Stock upon any reclassification thereof.

         Notwithstanding anything in this Section 9(e), there will be no adjustment hereunder as a result of the reverse stock split contemplated in Section 5.17 of the Agreement and Plan of Merger dated October 8, 1999, to which the Corporation is a party, which reverse stock split shall be deemed to have occurred prior to effectiveness of this Certificate.

                  (f) In case at any time after the Original Issue Date, the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock), in each case as a result of which shares of Common Stock (or any other securities of the Corporation then issuable upon conversion of the Series A Preferred) shall be converted into the right to receive stock, securities or other property (including without limitation cash or any combination thereof) (each of the foregoing transactions being referred to as a "FUNDAMENTAL CHANGE TRANSACTION"), then the shares of Series A Preferred remaining outstanding will thereafter no longer be subject to conversion into Common Stock (or such other securities) pursuant to this Section 9, but instead each share shall be convertible into the kind and amount of stock and other securities and property receivable (including without limitation cash) upon the consummation of such Fundamental Change Transaction by a holder of that number of shares or fraction thereof of Common Stock (or such other securities) into which one share of Series A Preferred was convertible immediately prior to such Fundamental Change Transaction assuming such holder of Common Stock failed to exercise any right of election as to the kind of consideration to be received in such Fundamental Change Transaction. The Corporation shall not be a party to any Fundamental Change Transaction after which shares of the Series A Preferred shall remain outstanding unless the terms of such Fundamental Change Transaction are consistent with the provisions of this Section 9(f), and it shall not consent or agree to the occurrence of any such Fundamental Change Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the shares of Series A Preferred which will contain provisions enabling the holders of shares of the Series A Preferred which remain outstanding after such Fundamental Change Transaction to convert such shares into the consideration received by holders of Common Stock (or any other securities of the Corporation then issuable upon conversion of the Series A Preferred) at the Conversion Price immediately after such Fundamental Change Transaction. In the event that at any time, as a result of an adjustment made pursuant to this
         Section 9, the Series A Preferred shall become subject to conversion into any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Series A Preferred shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Series A Preferred contained in this Section 9. The provisions of this Section 9(f) shall similarly apply to successive Fundamental Change Transactions.

                  (g) Upon the occurrence of any event requiring an adjustment of the Conversion Price, then, and in any such case, the Corporation shall promptly deliver to the holders of shares of Series A Preferred a notice stating the Conversion Price resulting from such adjustment and the method of calculation thereof and setting forth a brief statement of the facts requiring such adjustment and upon which such adjustment is based.

                  (h) In case at any time:

                           (i) the Corporation shall declare or pay to all
                  holders of Common Stock any dividend (whether payable in Common Stock, cash, securities or other property);

                           (ii) there shall be any capital reorganization, or
                  reclassification of the Common Stock of the Corporation or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation or other entity;

                           (iii) there shall be a voluntary or involuntary
                  dissolution, liquidation or winding-up of the Corporation;

                           (iv) there shall be any other Fundamental Change
                  Transaction; or

                           (v) there shall occur any other event that would
                  cause an adjustment to the Conversion Price of the Series A Preferred;

         then, in any one or more of such cases, the Corporation shall give to the holder of shares of Series A Preferred (A) at least 15 days prior to any event referred to in clause (i) or (v) above and at least 30 days prior to any event referred to in clause (ii), (iii) or (iv) above, written notice of the date on which the books of the Corporation shall close or records shall be taken for such dividend or distribution or for determining rights to vote in respect of any such organization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction known to the Corporation, at least 30 days prior written notice of the date, or if not then known, a reasonable approximation thereof by the Corporation) when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend or distribution, the date on which such holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which such holders of Common Stock shall be entitled to exchange their Common Stock, securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction, as the case may be.

                  (i) Whenever the Conversion Price is adjusted as provided herein, the Corporation shall prepare and mail to the record holders of Series A Preferred an officer's certificate signed by the Chairman of the Board, President, or Chief Financial Officer of the Corporation setting forth the Conversion Price after the adjustment, the method of calculation thereof, and a brief statement of the facts requiring the adjustment and upon which the adjustment is based. If the calculation of the adjustment requires a determination by the Corporations' Board of Directors, the certificate shall attach and certify to the resolution of the Board of Directors relating to the determination.

                  (j) All shares of Common Stock issuable upon the conversion set forth in this Section 9 shall be duly authorized, validly issued, fully-paid and nonassessable.

         SECTION 10. RANKING. Without limiting the definition of Junior Securities, the following securities and obligations of the Corporation shall rank junior to the Series A Preferred with respect to the payments required or permitted to be made to the holders thereof pursuant to their respective governing instruments and payments required to be made to the holders of the Series A Preferred pursuant hereto: the shares of Common Stock. No Senior Securities or Parity Securities are outstanding or authorized on the date hereof or will be outstanding or authorized on the Original Issue Date.

         SECTION 11. RECORD HOLDERS. The Corporation may deem and treat the record holder of any shares of Series A Preferred as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

         SECTION 12. NOTICES. Except as may otherwise be provided by law or provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Corporation as contemplated in Section 9(b) hereof, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notices sent by first-class mail, postage prepaid, addressed: If to the Corporation, to its principal executive offices (Attention: Corporate Secretary) or to any agent of the Corporation designated as permitted hereby; or if to a holder of the Series A Preferred, to such holder at the address of such holder as listed in the stock record books of the Corporation (which shall include the records of the Transfer Agent), or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

         SECTION 13. REGISTRATION OF TRANSFER. Upon the surrender of any certificate representing the Series A Preferred to the Corporation or its transfer agent, the Corporation shall, or shall cause its transfer agent to, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor, of Series A Preferred representing in the aggregate the number of shares of Series A Preferred represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date as of which dividends have been fully paid on the Series A Preferred represented by the surrendered certificate.

         SECTION 14. REPLACEMENT. Upon receipt of evidence satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, that, if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Corporation shall (at its own expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on the Series A Preferred represented by the lost, stolen, destroyed or mutilated certificate.

         SECTION 15. SUCCESSORS AND TRANSFEREES. The provisions applicable to shares of Series A Preferred shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any record holder of shares of Series A Preferred.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this ____ day of _______, _____.

                                    VISTA ENERGY RESOURCES, INC.



                                    By:
                                       ----------------------------------------
                                       C. Randall Hill
                                       President